Exhibit No. 21
Avanos Medical, Inc.

Subsidiaries

Company	Jurisdiction of Incorporation or Organization
Avanos Medical (Shanghai) Co., Ltd.	China
Avanos Medical (Thailand) Limited	Thailand
Avanos Medical Australia Pty Ltd.	Australia
Avanos Medical Belgium BVBA	Belgium
Avanos Medical Brasil Consultoria Ltda.	Brazil
Avanos Medical Brasilia, LLC	Delaware
Avanos Medical Canada Inc.	Canada
Avanos Medical Deutschland GmbH	Germany
Avanos Medical France SAS	France
Avanos Medical India Private Limited	India
Avanos Medical International, Inc.	Delaware
Avanos Medical Japan, Inc.	Delaware
Avanos Medical Japan, Inc. (Japanese Branch)	Japan
Avanos Medical Mexico, S. de R.L. de C.V.	Mexico
Avanos Medical Nederland B.V.	Netherlands
Avanos Medical Sales, LLC	North Carolina
Avanos Medical Sao Paulo, LLC	Delaware
Avanos Medical Singapore Pte. Ltd.	Singapore
Avanos Medical South Africa (Pty) Ltd.	South Africa
Avanos Medical UK Limited	United Kingdom
Avent Holdings, LLC	Delaware
Avent S. de R.L. de C.V.	Mexico
Avent, Inc.	Delaware
Corpak SAS	France
EchoGuide B.V.	Netherlands
I-Flow Holdings, LLC	Delaware
Microcuff GmbH	Germany
Avent Investment, LLC	Delaware
Avanos Medical Sverige AB	Sweden
NeoMed Innovative Medical Ventures Limited	Ireland
Avanos Medical Portugal Lda.	Portugal